EXHIBIT 5.1

October 27, 2011

Board of Directors
WaferGen Bio-systems, Inc.
7400 Paseo Padre Parkway
Fremont, California 94555

Re: Registration Statement/Form S-1/A

Ladies and Gentlemen:

We have acted as special Nevada counsel to WaferGen Bio-systems, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1/A (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering from time to time by the selling stockholders identified under “Selling Stockholders” in the prospectus forming a part of the Registration Statement of an aggregate of up to 112,346,479 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) consisting of:

▪
Up to 29,374,995 shares of Common Stock, par value $0.001 per share, issuable upon the conversion of 2,937,499.97 shares of Series A-1 Convertible Preferred Stock sold in a private placement transaction that closed on May 27, 2011 (the “Private Placement”);

▪
Up to 26,798,236 shares of Common Stock issuable upon conversion of 2,679,824.6 shares of Series A-2 Convertible Preferred Stock issuable upon conversion of Convertible Promissory Notes with an aggregate face value of $15,275,000 issued in connection with the Private Placement; and

▪	Up to 56,173,248 shares of Common Stock issuable upon exercise of warrants issued in connection with the Private Placement.

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the respective grants and the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the various agreements, will be duly authorized and will be validly issued, fully paid, and non-assessable Common Stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Mcdonald Carano Wilson LLP

McDONALD CARANO WILSON LLP